EXHIBIT 99.1

Press Release

[STEWART & STEVENSON LOGO]

Contact:	John Simmons, VP & CFO Stewart & Stevenson Services, Inc. 713-868-7700

FOR IMMEDIATE RELEASE

STEWART & STEVENSON SERVICES ANNOUNCES PRELIMINARY FOURTH
QUARTER RESULTS AND LEADERSHIP CHANGES
 Fourth Quarter Loss Expected to be in the Range of $1.35 to $1.50 Per Diluted Share

        HOUSTON -March 2, 2004—Stewart & Stevenson Services, Inc. (NYSE: SVC) announced it expects to report a net loss between $38.5 and $42.9 million or $1.35 to $1.50 per diluted share for the fiscal fourth quarter ended January 31, 2004. These results are driven by significant losses at the Power Products and Distributed Energy Solutions segments which are largely the result of numerous management actions including location closures, product line exits and steps taken to reduce capital employed. The company expects to release final results for the fourth quarter on March 25, 2004.

        Max L. Lukens, President and Chief Executive Officer stated, "As we communicated previously, we expected the fourth quarter to be impacted by actions we were taking to restore profitability. Although the magnitude of the fourth quarter loss is substantial, we believe the actions were necessary and appropriate and result in a direction for the company that will provide a more streamlined and focused approach. The next few quarters will be challenging as we continue our efforts."

  Preliminary Segment Information

        The Tactical Vehicle Systems segment continued to deliver results in the range of expectations both from a volume and operating margin perspective. Both the Airline Product segment and the Petroleum Equipment segment are expected to report losses for the quarter.

        Significant cost reduction and realignment actions during the quarter in the Power Products segment resulted in additional charges being recorded. These actions include reducing total headcount, closing certain branch locations, reassessing product line strategies including exiting certain product offerings, and reducing capital employed.

        The continued exit of the turnkey engineering procurement and construction portion of the Distributed Energy Solutions segment, part of the Engineered Products Division, resulted in additional costs for the quarter. These costs primarily related to losses incurred to dispose of existing engine inventory and significantly higher estimates to complete existing contracts. In addition, this segment experienced very weak sales for the quarter.

  Leadership Changes

        The company also announced that Max L. Lukens has been elected President and Chief Executive Officer. Mr. Lukens has served as interim C.E.O. since September 2003. Howard Wolf has been named non-executive Chairman of the Board, replacing Max Lukens as he assumes his new responsibilities. Mr. Wolf has been on the Board of Directors since 1999.

        Don Kyle was recently named President of Power Products and brings solid sales, marketing and operational experience to that business. Also, Mark Whitman has been named President of the

Engineered Products Division with responsibility for the Petroleum Equipment and Utility Equipment product lines. He brings extensive experience in manufacturing and international business. Pete DeFronzo has been named President of Distributed Energy Solutions and will focus exclusively on managing that business.

  Conference Call

        Stewart & Stevenson Services has scheduled a conference call for tomorrow morning, March 3, 2004, at 10:00a.m. eastern time to review this release. Please dial 800-599-9795 or 617-786-2905 and use pass code 85449611 call at least 10 minutes prior to the start time or log onto the Company's home page at http://www.ssss.com under the heading "In the Spotlight", or on the Investor Relations web page.

        A telephonic replay of the conference call will be available through Tuesday, March 9, 2004 and may be accessed by dialing 888-286-8010 or 617-801-6888 and using pass code 93564392. An audio archive will also be available on the Stewart & Stevenson website at www.ssss.com (on the home page under the heading "In the Spotlight" or on the Investor Relations page) shortly after the call and will be accessible for approximately 12 months on the Investor Relations page.

        Stewart & Stevenson Services, Inc., founded in 1902, is a billion-dollar company that manufactures, distributes and provides service for a wide range of industrial products and diesel-powered equipment to key industries worldwide, including power generation, defense, airline, marine, petroleum and transportation. For more information on Stewart & Stevenson visit www.ssss.com.

        This press release contains forward-looking statements that are based on management's current expectations, estimates, and projections. These statements are not guarantees of future performance and involve a number of risks, uncertainties, and assumptions and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Many factors, including those discussed more fully elsewhere in this release and in the Company's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K, as well as others, could cause results to differ materially from those stated. Specific important factors that could cause actual results, performance, or achievements to differ materially from such forward-looking statements include risk of competition, risks relating to technology, risks of general economic conditions, risks of oil and gas industry economic conditions, risks of airline industry economic conditions, risks as to terrorist attacks on the U.S. and their impact on the U.S. economy, risks relating to personnel, risks of dependence on government and failure to obtain new government contracts, inherent risks of government contracts, risks of claims and litigation, risks of product defects, risks as to foreign sales and global trade matters, risks as to cost controls, risks as to information technology, risks as to acquisitions, risks as to currency fluctuations, risks as to environmental and safety matters, risks as to distributorships, risks as to licenses, and credit risks, all as more specifically outlined in the Company's latest annual report on Form 10-K. In addition, such forward-looking statements could be affected by general industry and market conditions and growth rates, general domestic and international conditions including interest rates, inflation and currency exchange rates and other future factors. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.